Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

CELATOR PHARMACEUTICALS, INC.

and

MERRIMACK PHARMACEUTICALS, INC.

Dated as of March 27, 2020

	TABLE OF CONTENTS
ARTICLE I PURCHASE AND SALE OF THE TRANSFERRED ASSETS		1

1.1.	Purchase and Sale of Assets	1
1.2.	Excluded Assets	2
1.3.	Assumption of Liabilities	3
1.4.	Retained Liabilities	4
1.5.	Closing Date Consideration	4
1.6.	Closing; Delivery and Payment	4
1.7.	Taxes and Fees	6
1.8.	Wrong Pocket Assets	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER		7

2.1.	Organization, Standing and Power	7
2.2.	Authority; No Conflict; Required Filings and Consents	7
2.3.	Taxes	8
2.4.	Intellectual Property	8
2.5.	Contracts	9
2.6.	Litigation	10
2.7.	Compliance With Laws	10
2.8.	Permits	10
2.9.	Regulatory Matters	10
2.10.	Brokers	11
2.11.	Title to Transferred Assets	11
2.12.	Transferred Inventory	11
2.13.	Exclusive Representations and Warranties	11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER		12

3.1.	Organization, Standing and Power	12
3.2.	Authority; No Conflict; Required Filings and Consents	12
3.3.	Assets	12
3.4.	Litigation	12
3.5.	Brokers	13
3.6.	Adequacy of Information	13
3.7.	Exclusive Representations and Warranties	13

ARTICLE IV ADDITIONAL AGREEMENTS		13

4.1.	Confidentiality	13
4.2.	Post-Closing Support	14
4.3.	Public Disclosure	14
4.4.	Further Assurances	15
4.5.	Tax Matters	15
4.6.	Books and Records	15
4.7.	Services from Affiliates	16

ARTICLE V INDEMNIFICATION		16

5.1.	Indemnification by the Seller	16

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5.2.	Indemnification by the Buyer	16
5.3.	Claims for Indemnification	17
5.4.	Survival	18
5.5.	Limitations	18
5.6.	Indemnification Payments	19

ARTICLE VI MISCELLANEOUS		19

6.1.	Notices	19
6.2.	Entire Agreement	20
6.3.	No Third Party Beneficiaries	21
6.4.	Assignment	21
6.5.	Severability	21
6.6.	Counterparts and Signature	21
6.7.	Interpretation	21
6.8.	Governing Law	22
6.9.	Remedies	22
6.10.	Submission to Jurisdiction	22
6.11.	Disclosure Schedule	22
6.12.	Fees and Expenses	23
6.13.	Amendment	23
6.14.	Extension; Waiver	23

ARTICLE VII DEFINITIONS		23

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Disclosure Schedule

Schedules:

Schedule 1.1(a)	Transferred Patents
Schedule 1.1(b)	Transferred Know-How
Schedule 1.1(c)	Transferred Inventory
Schedule 1.1(d)	Transferred Contracts
Schedule 1.1(e)	DNA-PK Assets
Schedule 1.3(c)	Assumed Liabilities
Schedule 1.6(b)(x)	Required Consents
Schedule 4.2(c)	Reimbursable Expenses
Schedule A	Description of ATR Program
Schedule B	Description of BCL2/BCLXL Program
Schedule C	Description of SOS Methodology

Exhibits:

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Patent Assignment
Exhibit C	Form of Assumption Agreement
Exhibit D	Form of Intellectual Property License Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 27, 2020, by and between Celator Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”), and Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Seller”).

Introduction

The Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Seller, the Transferred Assets (as defined below), subject to the assumption by the Buyer of the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE TRANSFERRED ASSETS

1.1.    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller agrees to sell, convey, transfer, assign and make available for transfer to the Buyer, and the Buyer agrees to purchase from the Seller, all of the right, title and interest in and to the Transferred Assets, in each case, free and clear of all Liens other than Permitted Liens. For purposes of this Agreement (except as provided in the introductory paragraph to Article II), “Transferred Assets” means the following assets as the same exist as of immediately prior to the Closing:

(a)    the Patent Rights set forth on Schedule 1.1(a) (including any continuation, divisional, continuation-in-part, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, and foreign counterpart of such Patent Rights and any other Patent Right claiming priority to any of the foregoing) (the “Transferred Patents”), and the Seller’s and, to the extent applicable, its Subsidiaries’, right, title and interest in and to all patent files, correspondence, opinions, studies, search results and documentation that are in the possession or control of the Seller (or, to the extent applicable, any of its Subsidiaries) as of immediately prior to the Closing to the extent related to such Transferred Patents (the “Transferred Patent Files”); provided that the Seller shall have the right to retain copies of any such Transferred Patent Files for its compliance records;

(b)    any and all Know-How owned by the Seller or any of its Subsidiaries to the extent related to any Product as of immediately prior to the Closing, including the Know-How identified on Schedule 1.1(b) (the “Transferred Know-How”);

(c)    any and all inventory to the extent related to any Product as of immediately prior to the Closing, including the inventory identified on Schedule 1.1(c) (the “Transferred Inventory”);

(d)    the Seller’s and, to the extent applicable, its Subsidiaries’ right, title and interest in and to the contracts, licenses, instruments and other agreements and legally binding arrangements set forth on Schedule 1.1(d) (the “Transferred Contracts”);

(e)    the inventory and Know-How identified on Schedule 1.1(e) (the “DNA-PK Assets”); and

(f)    the Seller’s and, to the extent applicable, its Subsidiaries’, right, title and interest in and to all books, documentation, specifications, preclinical studies, lab notebooks, lab reports, ledgers, files, reports, plans and operating records that are in the possession or control of the Seller or its Subsidiaries, in each case to the extent related to the ATR Program, the BCL2/BCLXL Program or any Product as of immediately prior to the Closing (the “Transferred Books and Records”); provided that (i) the Seller shall have the right to retain copies of any such Transferred Books and Records, including lab notebooks, for its compliance records and (ii) the Seller shall have the right to retain originals of any lab notebooks included in the Transferred Books and Records and provide the Buyer with copies of such notebooks.

Notwithstanding the foregoing, the Buyer acknowledges and agrees that in respect of the items described in Section 1.1(f), if any portion of any such item does not relate solely to the Transferred Assets or the Assumed Liabilities, is required for the operation of the Excluded Assets or relates to the Retained Liabilities, then the Seller and its Affiliates may retain the original of such item; provided that the Seller transfers (electronically or otherwise) a copy of such item to the Buyer on the Closing Date (it being understood that the Seller may redact from any such item any information that is not related to any Transferred Asset or any Assumed Liability; provided, further, that such redactions shall not adversely, in any material respect, affect the Buyer’s ability to exploit the Transferred Assets or satisfy or otherwise discharge the Assumed Liabilities).

1.2.    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Buyer is only purchasing the Transferred Assets, and the Transferred Assets shall not include any of the Excluded Assets. For purposes of this Agreement, “Excluded Assets” means all assets, rights and properties of the Seller or any of its Affiliates other than the Transferred Assets. Without limitation of the foregoing, the Excluded Assets shall include the following:

(a)    all accounts receivable, pre-paid expenses, cash and cash equivalents or similar investments, other current assets, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities, including security deposits, reserves, prepaid rents and prepaid expenses;

(b)    other than the Transferred Intellectual Property, all Intellectual Property owned by or licensed to the Seller or any of its Affiliates (including all Seller Names and Marks);

(c)    all insurance policies, surety bonds or self-insurance of the Seller or any of its Affiliates and all claims, credits, causes of action or rights thereunder (including rights to assert claims thereunder);

(d)    (i) all books, records, files and papers, whether in hard copy or computer format, (A) prepared in connection with or in respect of this Agreement, any Ancillary

Agreement or the Contemplated Transactions, (B) prepared and maintained by the Seller or any of its Affiliates in connection with the Seller’s or its Affiliates’ regulatory or other legal compliance, including any regulatory filings, correspondence with Governmental Entities, market research data and marketing data, in each case under clauses “(A)” and “(B)” of this sentence to the extent not related to the Transferred Assets, (C) relating to employees of the Seller or its Affiliates or (D) that form part of the general ledger of the Seller or any of its Affiliates, that are working papers of the auditors of the Seller or any of its Affiliates or that are records related to Taxes payable by the Seller or any of its Affiliates, and (ii) all minute books of the Seller and its Affiliates and other corporate records of the Seller and its Affiliates;

(e)    all accounting goodwill related to the Transferred Assets;

(f)    all privileged communications between the Seller and any of its Affiliates and its and their respective attorneys, and any other privileged documents;

(g)    all rights of the Seller or any of its Affiliates arising under this Agreement, the Ancillary Agreements or the Contemplated Transactions;

(h)    all interests in the capital stock and other equity interests of the Seller or any of its Affiliates or any other Person;

(i)    all Tax refunds and Tax deposits and all Tax books and records;

(j)    all claims, causes of action, defenses, counterclaims or other rights, if any, arising out of or relating to, in each case in respect of the period prior to the Closing (i) any of the Transferred Assets or any Product or the Assumed Liabilities (other than any claims with respect to infringement of Transferred Patents or misappropriation of Transferred Know-How, which claims shall constitute Transferred Assets) or (ii) any Excluded Asset or Retained Liability; and

(k)    all rights that accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements.

1.3.    Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to perform, pay, satisfy or discharge when due the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means the following Liabilities:

(a)    all Liabilities arising out of the prosecution, ownership, operation, maintenance, sale, lease or use of any Transferred Asset or any Product from and after the Closing (and, for the avoidance of doubt, not arising from any condition in existence as of the Closing);

(b)    all Liabilities for which the Buyer agrees to be liable hereunder or that are otherwise apportioned to the Buyer hereunder;

(c)    the Liabilities set forth on Schedule 1.3(c); and

(d)    the Liabilities arising or required to be performed under the Transferred Contracts from and after the Closing; provided, however, that the Buyer shall not assume and shall have no obligation to perform or pay any Liabilities to the extent that such Liabilities relate to any breach of or default by the Seller or its Subsidiaries under any Transferred Contract which occurred prior to the Closing.

1.4.    Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any of the Retained Liabilities, and the Buyer hereby does not and shall not assume or in any way undertake to perform, pay, satisfy or discharge any Retained Liabilities. For purposes of this Agreement, “Retained Liabilities” means all Liabilities other than the Assumed Liabilities. Without limitation of the foregoing, the Retained Liabilities shall include the following:

(a)    all Liabilities to the extent relating to any Excluded Assets (and not otherwise constituting Assumed Liabilities);

(b)    all Liabilities for (i) any and all Taxes in respect of any Product or otherwise related to the Transferred Assets that are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any and all Taxes of the Seller, (iii) any and all Taxes of another person for which the Seller is liable, including Taxes for which the Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation or otherwise, and (iv) subject to Section 1.7, any and all income, transfer, sales, use or other Taxes arising in connection with the consummation of the Contemplated Transactions (including any income Taxes arising as a result of the transfer by the Seller to the Buyer of the Transferred Assets); and

(c)    all Liabilities to the extent (i) arising or required to be performed, in each case prior to the Closing, under any Transferred Contract or (ii) relating to the breach of or default by the Seller of any Transferred Contract prior to the Closing.

1.5.    Closing Date Consideration. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from the Seller the Transferred Assets in exchange for the Purchase Price as set forth in this Agreement and the assumption of the Assumed Liabilities.

1.6.    Closing; Delivery and Payment.

(a)    The Closing shall take place simultaneously with the execution and delivery of this Agreement (such date on which the Closing occurs, the “Closing Date”), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center/250 Greenwich Street, New York, NY 10006, unless another date, time or place is agreed to in writing by the Buyer and the Seller. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered. The Closing may take place remotely, via electronic exchange of documents.

(b)    At the Closing:

(i)    the Buyer shall deliver (1) the Purchase Price and (2) the Closing Date Reimbursement Amount, in each case by wire transfer of immediately available funds to an account designated in writing by the Seller;

(ii)    the Seller shall execute and deliver to the Buyer a Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”);

(iii)    the Seller shall execute and deliver to the Buyer a Patent Assignment in the form attached hereto as Exhibit B (the “Patent Assignment”);

(iv)    the Seller shall execute and deliver to the Buyer such other instruments of transfer, conveyance and assignment as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of all right, title and interest in and to the Transferred Assets in accordance with the terms and conditions of this Agreement (the “Additional Transfer Documents”);

(v)    the Buyer shall execute and deliver to the Seller an Assumption Agreement in the form attached hereto as Exhibit C (the “Assumption Agreement”);

(vi)    the Seller shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Seller, an intellectual property license agreement in the form attached hereto as Exhibit D (together with the Bill of Sale, the Patent Assignment, the Assumption Agreement and the Additional Transfer Documents (if any), the “Ancillary Agreements”);

(vii)    the Seller shall deliver to the Buyer electronically, in accordance with the Buyer’s reasonable instructions (provided in writing a reasonable period of time prior to the Closing), the Transferred Patent Files, the Transferred Know-How, the Transferred Books and Records and all other Transferred Assets of an electronic nature (which shall include all Transferred Assets except the Transferred Patents, the Transferred Inventory, the Transferred Contracts and the DNA-PK Inventory);

(viii)    the Seller shall deliver to the Buyer a certificate, executed by the Seller’s corporate secretary on behalf of the Seller, certifying as to the resolutions of the board of directors of the Seller authorizing and approving the sale of the Transferred Assets to the Buyer pursuant to this Agreement and the other Contemplated Transactions;

(ix)    the Buyer shall deliver to the Seller a certificate, executed by the Buyer’s corporate secretary on behalf of the Buyer, certifying as to the resolutions of the board of directors of the Buyer authorizing and approving the purchase of the Transferred Assets by the Buyer pursuant to this Agreement and the other Contemplated Transactions;

(x)    the Seller shall deliver to the Buyer evidence, in form and substance reasonably satisfactory to the Buyer, that the Seller has obtained all of the consents set forth in Schedule 1.6(b)(x) (the “Required Consents”); and

(xi)    the Seller shall deliver to the Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code.

(c)    At the Closing or as promptly as reasonably practicable thereafter, the Seller shall deliver to the Buyer the Transferred Inventory and the DNA-PK Assets that constitute inventory (the “DNA-PK Inventory”) by registered or certified mail, prepaid or via reputable nationwide courier service.

1.7.    Taxes and Fees.

(a)    Transfer Taxes. All transfer, sales, and use taxes, deed excise stamps and similar charges (“Transfer Taxes”) related to the Contemplated Transactions shall be borne one-half by the Seller and one-half by the Buyer. The required party shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes required by a Governmental Entity to be filed and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Seller and the Buyer shall cooperate in the preparation and filing of all forms and documentation necessary to provide exemption from Transfer Tax, to the extent permitted by applicable Law.

(b)    Withholding Taxes. The Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Seller and any other recipient of payments hereunder; provided, however, that the Buyer will (i) promptly (and in any event no later than five (5) Business Days prior to the date on which such payment is made or, in the case of a change in applicable Law after the date of this Agreement that would require withholding from such amounts, as soon as practicable) notify the Seller of any intention to so deduct and withhold and provide the Seller the opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold; (ii) remit and report any such amount required to be deducted and withheld to the applicable Governmental Entity in accordance with applicable Law; (iii) promptly provide to the Seller a certificate, receipt or other documentation of proof of such remittance reasonably acceptable to the Seller; and (iv) cooperate with the Seller as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.

1.8.    Wrong Pocket Assets. If at any time or from time to time after the Closing until the date that is three (3) months after the Closing Date, the Seller or any of its Affiliates, on the one hand, or the Buyer or any of its Affiliates, on the other hand, receives or otherwise possesses any asset or right that should belong to the Buyer, on the one hand, or to the Seller, on the other hand, pursuant to this Agreement or any Ancillary Agreement, the Seller or the Buyer (as the case may be) shall promptly transfer, or cause to be promptly transferred, such asset or right to the Person so entitled thereto. Prior to any such transfer in accordance with this Section 1.8, the

Person receiving or possessing such asset shall hold such asset in trust for such other Person. Without limitation of the foregoing, in the event the Seller or any of its Affiliates receives any payment in respect of any Transferred Asset or the Buyer or any of its Affiliates receives any payment in respect of an Excluded Asset, the Seller or the Buyer (as applicable) shall promptly deliver such payment to an account designated in writing by the Buyer or the Seller (as applicable) by wire transfer of immediately available funds.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the date hereof as follows, except as set forth herein or, subject to Section 6.11, in the Disclosure Schedule. As used in this Article II, the term “Transferred Assets” shall be deemed to not include the DNA-PK Assets.

2.1.    Organization, Standing and Power. The Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own the Transferred Assets.

2.2.    Authority; No Conflict; Required Filings and Consents.

(a)    The Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the Contemplated Transactions have been duly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement and each such Ancillary Agreement has been duly executed and delivered by the Seller and this Agreement and each such Ancillary Agreement is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Bankruptcy Exception”).

(b)    The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Seller of the Contemplated Transactions, do not and will not (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws or similar organizational documents of the Seller, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any Contract, require a consent or waiver under any Contract, require the payment of a penalty under any Contract or result in the imposition of any Liens, other than Permitted Liens, on or with respect to any of the Transferred Assets, or (iii) conflict with or violate any Permit, concession, franchise, license or Law applicable to the Seller or any of its properties or assets, with only such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)    No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation of the Contemplated Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

2.3.    Taxes.

(a)    The Seller has timely filed all Tax Returns that are required to be filed with respect to the Transferred Assets (taking into account any extensions). All such Tax Returns are true, correct and complete. The Seller has timely paid all Taxes which were required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Transferred Asset or would result in the Buyer becoming liable or responsible therefor. All material amounts required to be withheld and remitted under any applicable Law with respect to the Transferred Assets have been duly and timely withheld and remitted to the appropriate Governmental Entity.

(b)    The Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with respect to the Transferred Assets and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Transferred Asset.

(c)    There are no Liens with respect to Taxes upon any of the Transferred Assets, other than Permitted Liens. There is no action, suit, proceeding, claim, audit or assessment pending or, to the Seller’s Knowledge, threatened concerning any Taxes or Tax Returns of the Seller that relates to the Transferred Assets.

(d)    Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.3 are the only representations and warranties of the Seller with respect to Tax matters.

2.4.    Intellectual Property.

(a)    The Seller is the sole and exclusive owner of, and has good title to, the Transferred Intellectual Property, free and clear of all Liens, other than Permitted Liens.

(b)    All Transferred Patents are valid, subsisting and enforceable and have been duly filed or registered (as applicable) with the applicable Governmental Entity and maintained in all material respects, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, and have not lapsed or expired.

(c)    Except for the Transferred Patents and the Transferred Know-How, neither the Seller nor any of its Affiliates has any license or other right to use any Intellectual Property that is necessary or otherwise materially useful to develop, manufacture, commercialize and/or use any Product or that is material to the ATR Program or the BCL2/BCLXL Program.

(d)    The research, development, manufacture, commercialization, use or importation of the Transferred Assets, in each case as currently conducted, do not infringe or violate or constitute a misappropriation of, any Intellectual Property of any third party, except as would not be material with respect to the Transferred Assets, taken as a whole. To the Seller’s Knowledge, no third party, including any Affiliate of the Seller, is infringing or violating or misappropriating any of the Transferred Intellectual Property. The Seller has not sent any written notice of infringement or misappropriation to, or asserted or threatened any action or claim of infringement or misappropriation against, or received any written notice of infringement or misappropriation from, any Person involving or relating to any Transferred Intellectual Property. The Seller and each of its Affiliates have taken reasonable measures to maintain in confidence all material trade secrets and confidential information comprising a part of the Transferred Intellectual Property. There is no pending or, to the Seller’s Knowledge, threatened claim, interference, opposition or demand of any third party, including any Affiliate of the Seller, challenging the ownership, validity or scope of any Transferred Intellectual Property. Neither the Seller nor any of its Affiliates has been served with or provided written notice or other notice that any Transferred Intellectual Property is the subject of any Order barring or limiting the Seller’s use of any such Transferred Intellectual Property. No Transferred Intellectual Property was developed, in whole or in part, under contract with or using the facilities, funding or personnel of any Governmental Entity or university or other educational institution that would give any such Governmental Entity, university or institution any rights to such Transferred Intellectual Property or entitle any such Governmental Entity, university or institution to royalties or other payments with respect to the exploitation of such Transferred Intellectual Property.

2.5.    Contracts.

(a)    Neither the Seller nor any of its Subsidiaries is a party to any Contract which grants a third party any right to manufacture, market or sell any Product following the Closing.

(b)    (i) The Seller has furnished to the Buyer a complete and accurate copy of each Transferred Contract, (ii) each Transferred Contract is a legal, valid and binding obligation of the Seller (or its applicable Affiliate) and, to the Seller’s Knowledge, of each other party thereto, and is enforceable (subject to the Bankruptcy Exception) and in full force and effect with respect to the Seller (or its applicable Affiliate), and, to the Seller’s Knowledge, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms and (iii) neither the Seller (or its applicable Affiliate) nor, to the Seller’s Knowledge, any other party to any Transferred Contract is in violation in any material respect of or in default in any material respect under, nor, to the Seller’s Knowledge, does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a violation of or default under or permit termination of or modification or acceleration of any material obligations of the Seller (or its applicable Affiliate) pursuant to any Transferred Contract.

2.6.    Litigation. There is no action, suit, proceeding, claim, arbitration or, to the Seller’s Knowledge, investigation pending against the Seller or any of its Affiliates with respect to, or affecting, the Transferred Assets, of which the Seller or any of its Affiliates has received written notice and, to the Seller’s Knowledge, no such action, suit, proceeding, claim, arbitration or investigation has been threatened in writing against the Seller or any of its Affiliates which, in each case, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to result in, individually or in the aggregate, a material liability in respect of the Transferred Assets. There are no unsatisfied material judgments or outstanding material orders, injunctions, decrees, stipulations or awards rendered by a court, an administrative agency or by an arbitrator against any of the Transferred Assets or against the Seller or any of its Affiliates with respect to, or affecting, any Product.

2.7.    Compliance With Laws. Except as would not (and would not reasonably be expected to), individually or in the aggregate, result in a material Liability or have an adverse effect in any material respect on any Transferred Assets, the Seller is and since January 1, 2018 has been, in compliance in all material respects with, is not in material violation of, and, since January 1, 2018, has not received any written notice alleging any material violation with respect to, any applicable Law with respect to any Product or the ownership or operation of the Transferred Assets.

2.8.    Permits. There are no material Permits necessary for the Seller to own, lease or operate the Transferred Assets and conduct its business as it relates to any Product in the manner currently conducted.

2.9.    Regulatory Matters. At all times since January 1, 2018, except as would not (and would not reasonably be expected to), individually or in the aggregate, result in a material Liability or have an adverse effect in any material respect on any Transferred Assets, and in each case solely with respect to any Product:

(a)    The Seller and each of its Affiliates has, to the extent applicable, developed, tested, labeled, packaged, manufactured and stored the Products in compliance in all material respects with (i) the FDA Act, and (ii) any other applicable Governmental Entities in any other country where the Seller or any of its Affiliates has developed, tested, labeled, packaged, manufactured or stored any such Product.

(b)    All preclinical studies and other studies and tests of any Product conducted by or on behalf of the Seller have been, and if still pending are being, conducted in material compliance, to the extent applicable, with good laboratory practices, good clinical practices and all applicable Laws, including the FDA Act and the respective counterparts thereof outside the United States.

(c)    With respect to any Product, the Seller has not received any written notice of FDA regulatory actions against the Seller or any of its Affiliates, including notice of adverse findings, regulatory, untitled or warning letters or mandatory recalls, or any other notice from any governmental entity alleging or asserting material noncompliance with any Law.

(d)    Neither the Seller nor any of its Affiliates have received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit or, to the Seller’s Knowledge, investigation from the FDA or any other Governmental Entity alleging that any operation or activity of the Seller or any of its Affiliates in connection with any Product is in material violation of the FDA Act or the respective counterparts thereof promulgated by applicable state Governmental Entities or Governmental Entities outside the United States, including, as applicable, the medicinal products and medical device Laws of the European Union. No civil, criminal or administrative action, suit, demand, claim, complaint, hearing, proceeding or, to the Seller’s Knowledge, investigation for which the Seller has received written notice is pending or, to the Seller’s Knowledge, threatened against the Seller or any of its Affiliates in connection with any Product. To the Seller’s Knowledge, there has not been any material violation of any laws by the Seller or any of its Affiliates in its product development efforts, submissions or reports to any Governmental Entity in connection with any Product that could reasonably be expected to require investigation, corrective action or enforcement action.

2.10.    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions.

2.11.    Title to Transferred Assets. The Seller is the sole and exclusive owner of, and has good and valid title to each of the Transferred Assets and the DNA-PK Assets, and all Transferred Assets and all the DNA-PK Assets are free of all Liens, other than Permitted Liens. At the Closing, the Seller shall transfer and deliver to the Buyer good and valid title to each of the Transferred Assets and the DNA-PK Assets, in each case free and clear of all Liens other than Permitted Liens.

2.12.    Transferred Inventory. All Transferred Inventory has been properly stored and transferred in all material respects.

2.13.    Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article II, the Seller is not making any other representations or warranties, express or implied, with respect to any Product, the Transferred Assets or the DNA-PK Assets. The Seller hereby disclaims any other express or implied representations or warranties, including regarding any financial projections, suitability for clinical development or other forward-looking statements provided by or on behalf of the Seller or its Affiliates, and the Buyer acknowledges and agrees that, other than the representations set forth in this Article II, the Transferred Assets and the DNA-PK Assets are being sold, and the Assumed Liabilities are being assumed, on an “as is” basis. Nothing in this Section 2.13 or elsewhere in this Agreement is intended to or shall limit any Liability of the Seller in the event of actual and intentional common law fraud by the Seller (provided that, for the avoidance of doubt, the Specified Representatives shall be deemed to have acted on behalf of the Seller (but not in their individual capacities) for purposes of this sentence) (whether within or outside the scope of the representations and warranties contained in this Agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof as follows, except as set forth herein.

3.1.    Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to carry on its business as now being conducted.

3.2.    Authority; No Conflict; Required Filings and Consents.

(a)    The Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each such Ancillary Agreement has been duly executed and delivered by the Buyer and this Agreement and each such Ancillary Agreement is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception.

(b)    The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Buyer of the Contemplated Transactions, shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, on or with respect to the Buyer’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license or Law applicable to the Buyer or any of its properties or assets.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation by the Buyer of the Contemplated Transactions.

3.3.    Assets. The Buyer’s assets are sufficient for the conduct of the Buyer’s businesses as presently conducted and as presently proposed to be conducted and are sufficient to consummate the Contemplated Transactions.

3.4.    Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or threatened, against the Buyer or any of its Affiliates, and the Buyer is not

subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Buyer of the Contemplated Transactions or (b) otherwise prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement.

3.5.    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions.

3.6.    Adequacy of Information. The Buyer acknowledges and agrees that, in each case without limiting any Liability of the Seller in the event of actual and intentional common law fraud by the Seller (provided that, for the avoidance of doubt, the Specified Representatives shall be deemed to have acted on behalf of the Seller (but not in their individual capacities) for purposes of this sentence) (whether within or outside the scope of the representations and warranties contained in this Agreement):

(a)    the Buyer is not relying on, and will not assert any claim against, Seller, its Affiliates or any of their respective employees, directors, agents, stockholders or representatives or hold Seller or any such Persons liable for any inaccuracies, misstatements or omissions with respect to information furnished by Seller, its Affiliates or representatives, including any information in any information memorandum, “on-line” or physical data rooms or in any management presentations (except for the representations and warranties expressly contained in Article II or contained in the Ancillary Agreements); and

(b)    the Buyer agrees to accept the Transferred Assets and the Assumed Liabilities on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties whatsoever, whether at law or in equity, of any nature made or provided by or on behalf of or imputed to the Seller, any of its Subsidiaries or any other Person, except for the representations and warranties expressly contained in Article II.

3.7.    Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article III, the Buyer is not making any other representations or warranties, express or implied, with respect to the Contemplated Transactions. The Buyer hereby disclaims any other express or implied representations or warranties, including regarding any financial projections or other forward-looking statements provided by or on behalf of the Buyer or its Affiliates.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1.    Confidentiality. From and after the Closing, the Buyer and the Seller each acknowledges and agrees that it remains bound by the Confidentiality Agreement; provided that that Buyer shall not be restricted under this Section 4.1 or the Confidentiality Agreement with respect to confidential information to the extent related to the Transferred Assets and/or Assumed Liabilities.

4.2.    Post-Closing Support.

(a)    Access to Transferred Tech/Information. Subject to compliance with contractual obligations and applicable Laws and regulations, during the period beginning on the Asset Delivery Date and ending on the date that is sixty (60) days following such date (the “Support Period”), the Seller shall, and shall (to the extent necessary) cause its Subsidiaries to and shall use commercially reasonable efforts to cause its Representatives to, afford to the Buyer and its Representatives reasonable access, during normal business hours in a manner so as not to unreasonably interfere with the conduct of the Seller’s or such Subsidiaries’ business, to all non-privileged records, books, contracts, instruments, documents, correspondence, technology, Know-How, computer data and other data and information, in each case to the extent constituting a Transferred Asset and within the possession or control of the Seller (or, to the extent applicable, any of its Subsidiaries or Representatives) (collectively, the “Transferred Tech/Information”).

(b)    Access to Specified Personnel. Subject to compliance with contractual obligations and applicable Laws and regulations, during the Support Period, the Seller shall use commercially reasonable efforts to make available (during normal business hours and upon reasonable prior notice) to the Buyer, access to the Specified Consultants for the purpose of facilitating the Transferred Tech/Information; provided, that the Specified Consultants shall not be available to the Buyer for more than (i) four (4) hours in any given calendar week during the Support Period or (ii) sixteen (16) hours in any thirty (30) day period during the Support Period.

(c)    Reimbursement. The Seller shall be entitled to reimbursement from the Buyer for certain documented costs and expenses described on Schedule 4.2(c). For the avoidance of doubt, the Seller shall be solely responsible for effecting payment to the Specified Consultants for their time and expenses in connection with facilitating the Transferred Tech/Information. The Closing Date Reimbursement Amount shall be paid by the Buyer at Closing pursuant to Section 1.6(b)(i).

(d)    Limitations. Notwithstanding anything to the contrary contained herein, nothing in this Section 4.2 shall require (i) the Seller or any of its Affiliates (x) to waive the protection of an attorney-client privilege or (y) to take any action that would result in the disclosure of any trade secrets (provided that, in the case of clause (i)(x), the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in any such waiver) or (ii) the auditors and independent accountants of the Seller or any of its Affiliates to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.

4.3.    Public Disclosure. Subject to Section 4.1, unless otherwise required by applicable Law or by any listing agreement with any securities exchange, the Seller and the Buyer shall not, and shall cause their respective Affiliates not to, make any public announcement or disseminate any written communication with respect to this Agreement or the Contemplated

Transactions, or otherwise communicate with any news media regarding this Agreement or the Contemplated Transactions, without the prior written consent of the Buyer and the Seller; provided, however, that after the Contemplated Transactions have been announced, the Seller and its Affiliates and the Buyer and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by it in accordance with the provisions of this Section 4.3.

4.4.    Further Assurances. Each of the parties will execute and deliver any further instruments and documents as any other party reasonably may request in order to carry out the purposes of this Agreement, including, from and after the Closing, any Additional Transfer Documents necessary or appropriate to effect the assignment of the Transferred Patents to the Buyer.

4.5.    Tax Matters.

(a)    Subject to the terms of Section 4.2 hereof, the Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, however, that for the avoidance of doubt, the Buyer shall not be required to provide the Seller with any Tax Returns filed on a consolidated, combined or unitary basis. The Buyer and the Seller (and their respective Subsidiaries) shall retain all books and records with respect to Taxes pertaining to the Transferred Assets for a period of at least six years following the Closing Date. The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets.

(b)    Any real property, personal property or similar Taxes applicable to the Transferred Assets for a taxable period that includes but does not end on the Closing Date (collectively, the “Apportioned Obligations”) shall be paid by the Buyer or the Seller, as applicable, and such Taxes shall be apportioned between the Buyer and the Seller based on the number of days in such taxable period included in the Pre-Closing Tax Period and the number of days in the entire taxable period. The Seller shall pay the Buyer an amount equal to any such Taxes payable by the Buyer which are attributable to the Pre-Closing Tax Period, and the Buyer shall pay the Seller an amount equal to any such Taxes payable by the Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Buyer or the Seller if such Taxes are not identified by the Buyer or the Seller on or prior to the Closing Date). Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.

4.6.    Books and Records. From and after the Closing, subject to Section 4.1, the Seller and its Affiliates and its and their respective Representatives may retain a copy of any or all of the data room materials and other books, data, files, information and records that existed on or before the Closing and that relates to the Transferred Assets, the SOS Methodology or any Product.

Each party agrees that, with respect to all original data room materials and other books, data, files, information and records relating to the Transferred Assets, the SOS Methodology or any Product and existing as of the Closing, it will (and will cause each of its Affiliates and Representatives to) (i) comply in all material respects with all applicable Law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by such party or its Affiliates or Representatives. In addition, for at least five (5) years after the Closing Date, the Buyer shall, and shall cause each of its Affiliates to, preserve all original data room materials and other books, data, files, information and records relating to the Transferred Assets, the SOS Methodology or any Product and existing as of the Closing.

4.7.    Services from Affiliates. The Buyer acknowledges that the Seller and its Affiliates currently provide certain services and benefits in connection with the Transferred Assets. Subject to Section 4.2, the Buyer further acknowledges and agrees that all such services and benefits shall cease and any agreement in respect thereof shall terminate with respect to any Transferred Assets as of the Closing.

ARTICLE V

INDEMNIFICATION

5.1.    Indemnification by the Seller. Subject to the terms and conditions of this Article V, from and after the Closing, the Seller shall defend and indemnify the Buyer in respect of, and shall hold the Buyer harmless against and compensate and reimburse the Buyer for, any and all Damages suffered or incurred by the Buyer to the extent resulting from or constituting:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Seller contained in Article II of this Agreement;

(b)    any breach or failure to perform by the Seller of any covenant or agreement contained in this Agreement; or

(c)    any Retained Liabilities or Excluded Assets.

5.2.    Indemnification by the Buyer. Subject to the terms and conditions of this Article V, from and after the Closing, the Buyer shall defend and indemnify the Seller in respect of, and shall hold the Seller harmless against and compensate and reimburse the Seller for, any and all Damages suffered or incurred by the Seller to the extent resulting from or constituting:

(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in Article III of this Agreement;

(b)    any breach or failure to perform by the Buyer of any covenant or agreement contained in this Agreement; or

(c)    any Assumed Liabilities or Transferred Assets.

5.3.    Claims for Indemnification.

(a)    Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the following procedures. A Person entitled to indemnification under this Article V (an “Indemnified Party”) shall give prompt written notification to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon becoming aware of the assertion of any such claim by a third party. For purposes of this Agreement, “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer, the Seller and (ii) in the case of a claim for indemnification by the Seller, the Buyer. Such Third Party Claim Notice shall include a description in reasonable detail (to the extent then known by the Indemnified Party) of (A) the facts constituting the basis for such third party claim and (B) the amount of the Damages claimed (the “Third Party Claim Amount”). No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party is actually prejudiced thereby. Within thirty (30) Business Days after delivery of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense with counsel reasonably satisfactory to the Indemnified Party of any such Third Party Claim seeking (i) solely monetary damages (to the extent that, assuming such indemnity claim was meritorious, a substantial majority of such monetary damages would reasonably be expected to be borne by the Indemnifying Party) or (ii) injunctive relief that would be reasonably expected to be immaterial to the operations or business of the Indemnified Party and monetary damages (to the extent that, assuming such indemnity claim was meritorious, a substantial majority of such monetary damages would reasonably be expected to be borne by the Indemnifying Party). If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for the Indemnified Party. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that (x) does not include a complete release of the Indemnified Party from all liability with respect thereto, (y) includes any admission by, or finding adverse to, the Indemnified Party or (z) imposes any liability or obligation on the Indemnified Party, in each case, without the prior written consent of the Indemnified Party.

(b)    Procedure for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this Article V that does not involve a third-party claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article V and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages. The Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case such response shall be accompanied by a payment to the Indemnified Party of the Claim Amount by the Indemnifying Party by wire transfer of immediately available funds), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount by the Indemnifying Party by wire transfer of immediately available funds) or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 6.10.

5.4.    Survival.

(a)    The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions and remain in full force and effect until nine (9) months after the Closing Date, at which time they shall expire, provided, however that (i) the representations and warranties set forth in Section 2.4 (Intellectual Property) and Section 2.9 (Regulatory Matters) (collectively, the “Specified Representations”), shall survive until one (1) year after the Closing Date, and (ii) the representations and warranties set forth in Section 2.1 (Organization, Standing and Power.), Section 2.2(a) (Authority), Section 2.10 (Brokers), Section 2.11 (Title to Transferred Assets), Section 3.1 (Organization, Standing and Power.), Section 3.2(a) (Authority) and Section 3.5 (Brokers) (collectively, the “Fundamental Reps”), shall survive until two (2) years after the Closing Date. The covenants and agreements of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions in accordance with their terms or, if no time limit is stated therein, indefinitely.

(b)    If an indemnification claim is asserted in writing pursuant to Section 5.3 prior to the expiration as provided in Section 5.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

5.5.    Limitations.

(a)    Notwithstanding anything to the contrary contained in this Agreement, except in the case of actual and intentional fraud (as defined under Delaware common law), (i) the amount of Damages that may be recovered by an Indemnified Party under Section 5.1(a) or Section 5.2(a) shall not exceed $225,000 (provided that (A) such limitation shall not apply to the Fundamental Reps or to the Specified Representations and (B) the amount of Damages that may be recovered by an Indemnified Party under Section 5.1(a) or Section 5.2(a) with respect to the Specified Representations shall not exceed $1,000,000), and (ii) an Indemnified Party shall not be permitted to recover any Damages under Section 5.1(a) or Section 5.2(a), as the case may be, until the aggregate amount of all such Damages exceeds an amount equal to $100,000 (the “Threshold Amount”) (other than with respect to the Fundamental Reps). If the total amount of such Damages exceeds the Threshold Amount, then the Indemnified Party shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Threshold Amount. Notwithstanding anything else herein, the maximum aggregate liability of the Buyer or the Seller, as applicable, pursuant to Section 5.1 shall, in each case, be the amount of any payments actually paid by the Buyer and received by the Seller (before deduction of any applicable Taxes).

(b)    The amount of Damages recoverable by an Indemnified Party under this Article V with respect to an indemnity claim shall be reduced by the amount of any insurance payment or other third-party recovery actually received by such Indemnified Party with respect to such indemnity claim minus the amount of any increase in insurance premiums and reasonable costs of collection directly attributable to such recovery (the “Recovery”). If an Indemnified Party receives any insurance payment or third-party payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 calendar days of receiving such insurance payment, an amount equal to the Recovery (up to the amount paid by the Indemnifying Party).

(c)    In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article V that are (i) consequential damages or Damages for lost profits or diminution in value, in each case except for those that are reasonably foreseeable and proximately caused by the asserted breach, or (ii) punitive, special, trebled or exemplary damages, in each case other than any amounts paid to an unaffiliated third party with respect to Third Party Claims based on a final judgment.

(d)    Except with respect to claims related to actual and intentional common law fraud by the Seller (provided that, for the avoidance of doubt, the Specified Representatives shall be deemed to have acted on behalf of the Seller (but not in their individual capacities) for purposes of this sentence) or the Buyer or for specific performance as provided in Section 6.9, from and after the Closing the rights of the Indemnified Parties under this Article V shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement. Without limitation of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the Contemplated Transactions.

5.6.    Indemnification Payments. All indemnification payments made hereunder shall be treated by all parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.

ARTICLE VI

MISCELLANEOUS

6.1.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

if to the Buyer, to

Celator Pharmaceuticals, Inc.

3170 Porter Dr.

Palo Alto, CA 94304

Attention:     General Counsel

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue

Suite 100

Menlo Park, CA 94025

Attention: Keith A. Flaum

if to the Seller, to

Merrimack Pharmaceuticals, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

Attention: Secretary

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center, 250 Greenwich Street

New York, New York 10007

Attention:     Brian A. Johnson, Esq.

                     Christopher D. Barnstable-Brown, Esq.

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

6.2.    Entire Agreement. This Agreement (including the Disclosure Schedule and the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing, including the Ancillary Agreements) and the Confidentiality Agreement constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, with respect to the subject matter hereof.

6.3.    No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto.

6.4.    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by either of the parties without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that (i) a party may assign any of its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its Affiliates and (ii) a party may assign this Agreement in its entirety to its successor in interest in connection with a merger, reorganization, sale of all or substantially all of such party’s assets or equity, dissolution, wind-down, receivership, liquidation, bankruptcy or similar proceeding; provided that in each case no such assignment shall limit, relieve or offset the assigning party’s obligation hereunder. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their successors and permitted assigns.

6.5.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.6.    Counterparts and Signature. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.

6.7.    Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state or local Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to a “party” or “parties” shall mean a party or parties to this Agreement (and their respective successors and permitted assigns). For the purposes of this Agreement, “furnished to the Buyer” shall mean “furnished or made available to the Buyer or its Representatives, including in the Seller’s electronic data room prior to the Closing Date.”

6.8.    Governing Law. This Agreement and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

6.9.    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

6.10.    Submission to Jurisdiction. Each of the parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of Delaware, County of New Castle, in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1. Nothing in this Section 6.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

6.11.    Disclosure Schedule. The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in Article II or other relevant sections of this Agreement, and the disclosure in any section of the Disclosure Schedule shall qualify (a) the corresponding representations and warranties contained in Article II and (b) the other representations and warranties in Article II to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties. The mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Seller Material Adverse Effect.

6.12.    Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses.

6.13.    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.14.    Extension; Waiver. The parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Additional Transfer Documents” has the meaning set forth in Section 1.6(b)(iv).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, with respect to the foregoing, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Amount” has the meaning set forth in Section 5.3(b).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in Section 1.6(b)(vi).

“Apportioned Obligations” has the meaning set forth in Section 4.5(b).

“Asset Delivery Date” means the first Business Day after the Seller receives (and has provided to the Buyer evidence of) confirmation from the applicable delivery or courier service that such delivery or courier service has completed delivery of the Transferred Inventory and the DNA-PK Inventory to the Buyer at the address provided in writing by the Buyer prior to the Closing; provided that the Buyer shall not have unreasonably withheld, conditioned or delayed receipt of such assets.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumption Agreement” has the meaning set forth in Section 1.6(b)(v).

“ATR Program” means the proprietary preclinical stage program and related assets described on Schedule A.

“Bankruptcy Exception” has the meaning set forth in Section 2.2(a).

“BCL2/BCLXL Program” means the proprietary preclinical stage program described on Schedule B.

“Bill of Sale” has the meaning set forth in Section 1.6(b)(ii).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the preamble.

“Claim Amount” has the meaning set forth in Section 5.3(b).

“Claim Notice” has the meaning set forth in Section 5.3(b).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 1.6(a).

“Closing Date Reimbursement Amount” has the meaning set forth on Schedule 4.2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement, between the Buyer and Seller dated as of August 28, 2019.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Contracts” means all contracts, leases (other than real property leases), deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, engagement letters and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Damages” means losses, damages, fines, fees, penalties, interest, awards and judgments of any kind, including reasonable attorneys’ and consultants’ fees and expenses and other reasonable legal costs and expenses incurred in prosecution, investigation, remediation, defense or settlement.

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer and dated as of the date of this Agreement.

“DNA-PK Assets” has the meaning set forth in Section 1.1(e).

“DNA-PK Inventory” has the meaning set forth in Section 1.6(c).

“Domain Names” means all domain names, including all applications and registrations thereof, as may exist anywhere in the world.

“European Union” means (i) all countries that are member states of the European Union as of the date hereof or at any time thereafter and (ii) the United Kingdom.

“Excluded Assets” has the meaning set forth in Section 1.2.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FDA Act” means the Federal Food, Drug and Cosmetic Act and applicable implementing regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s current good manufacturing and quality system practices, good laboratory practices and good clinical practices and investigational use.

“Fundamental Reps” has the meaning set forth in Section 5.4(a).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, multinational, state, provincial, local, foreign or other court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Indemnified Party” has the meaning set forth in Section 5.3(a).

“Indemnifying Party” has the meaning set forth in Section 5.3(a).

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (a) Domain Names, copyrights and designs, (b) Patent Rights, (c) Trademarks, (d) Know-How and computer software programs and applications, including data files, source code, object code and software-related specifications and documentation, and (e) other tangible or intangible proprietary or confidential information and materials, including proprietary databases and data compilations, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Know-How” means any and all information, know-how, trade secrets, ideas, inventions, invention disclosures, discoveries and improvements, data, files, plans, operating records, instructions, proprietary or other processes, formulas, formulation information, manufacturing or other technology, validations, package specifications, chemical specifications, chemical and finished goods analytical test or other methods, stability data, clinical data, nonclinical data, safety data, adverse event report data, databases, manufacturing know-how, product specifications, information with respect to expert opinions, drawings, schematics, reports and information (whether or not patented or patentable), technology and techniques. For the avoidance of doubt, Know-How excludes Patent Rights, Trademarks and Domain Names.

“Knowledge” means with respect to the Seller, the actual knowledge of the following Persons associated with the Seller: Pamela Hay, Tim Surgenor and Daryl Drummond.

“Law” or “Laws” means any law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree or agency requirement of any Governmental Entity.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, determined or determinable or due or to become due), including all costs and expenses relating thereto.

“Lien” means any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance.

“Order” means any order, award, decree or injunction, ruling or writ issued, made or rendered by a Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past custom and practice.

“Patent Assignment” has the meaning set forth in Section 1.6(b)(iii).

“Patent Rights” means all issued patents and pending patent applications and all patents and pending patent applications claiming priority thereto, including any provisional, continuation, divisional, continuation-in-part application, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, counterpart, registration or confirmation of or related to any such patent or patent application, as each of the foregoing may exist anywhere in the world.

“Permits” means regulatory filings, marketing authorizations, permits, licenses, registrations, regulatory clearances, approvals, concessions, qualifications, registrations, certifications and similar items in each case granted by Governmental Entities.

“Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in good faith, (ii) statutory Liens

(including mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens) arising or incurred in the Ordinary Course of Business, (iii) any restrictions, limitations or conditions contained in the Transferred Contracts or (iv) any other Liens affecting the Transferred Assets that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially impede the ownership or operation of, or materially impair the value of, the Transferred Assets, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Product” means the proprietary preclinical compounds included within the ATR Program and the BCL2/BCLXL Program.

“Purchase Price” means a non-refundable payment of Two Million, Two Hundred and Fifty Thousand ($2,250,000) U.S. Dollars.

“Recovery” has the meaning set forth in Section 5.5(b).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, independent contractors, accountants, legal and other representatives and agents.

“Required Consents” has the meaning set forth in Section 1.6(b)(x).

“Retained Liabilities” has the meaning set forth in Section 1.4.

“Seller” has the meaning set forth in the preamble.

“Seller Material Adverse Effect” means a material adverse effect on: (a) the ability of the Seller to consummate any of the Contemplated Transactions on a timely basis; or (b) the Transferred Assets taken as a whole; provided, however, that “Seller Material Adverse Effect” shall not include any: (i) general economic conditions in the United States, (ii) changes in financial or securities markets in general, (iii) political conditions generally of the United States, (iv) the industries applicable to the Transferred Assets, including with respect to the biotechnology and health care industries, (v) the consummation of the transactions contemplated by, or the announcement of the performance of obligations under, this Agreement, (vi) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with the Buyer’s written consent, (vii) any acts of God, or (viii) any hostilities, acts of war, sabotage, terrorism or military actions, except in each case to the extent having a disproportionate effect on the Seller’s operation of the Transferred Assets compared to other participants in the industries in which the Seller operates.

“Seller Names and Marks” means any and all (a) Trademarks of Seller or any of its Affiliates, including the names, marks and logos set forth on Section 7.01 of the Disclosure Schedule, and (b) Trademarks derived from, confusingly similar to or including any of the foregoing.

“SOS Methodology” means Seller’s proprietary methodology for loading therapeutic compounds into nanoliposomes, described on Schedule C.

“Specified Consultants” means Daryl C. Drummond, Ph.D. and, in respect of the Transferred Assets prior to the Closing, Red Sky Partners, LLC.

“Specified Representations” has the meaning set forth in Section 5.4(a).

“Specified Representatives” means Pamela Hay, Tim Surgenor, Daryl Drummond and Bonnie Fendrock.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) 50% or more of such entity’s equity interests are at the time directly or indirectly owned by such Person.

“Support Period” has the meaning set forth in Section 4.2(a).

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to any Governmental Entity in connection with Taxes (including any attachments thereto or amendments thereof).

“Taxes” means (a) all taxes, charges, fees, levies or other similar assessments or Liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, service, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax described in clause (a) or any contest or dispute thereof.

“Third Party Claim” has the meaning set forth in Section 5.3(a).

“Third Party Claim Amount” has the meaning set forth in Section 5.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 5.3(a).

“Threshold Amount” has the meaning set forth in Section 5.5(a).

“Trademarks” means all trademarks, service marks, trade names, logos, brands and other source identifiers, including all applications and registrations of the foregoing, as each of the foregoing may exist anywhere in the world.

“Transfer Taxes” has the meaning set forth in Section 1.7(a).

“Transferred Assets” has the meaning set forth in Section 1.1.

“Transferred Books and Records” has the meaning set forth in Section 1.1(f).

“Transferred Contracts” has the meaning set forth in Section 1.1(d).

“Transferred Intellectual Property” means the Transferred Patents and Transferred Know-How.

“Transferred Inventory” has the meaning set forth in Section 1.1(c).

“Transferred Know-How” has the meaning set forth in Section 1.1(b).

“Transferred Patent Files” has the meaning set forth in Section 1.1(a).

“Transferred Patents” has the meaning set forth in Section 1.1(a).

“Transferred Tech/Information” has the meaning set forth in Section 4.2(a).

“United States” means the United States of America and all of its territories and possessions.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	Secretary

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Shawn Mindus
Name:	Shawn Mindus
Title:	CFO and Treasurer

[Signature Page to Asset Purchase Agreement]

Exhibit A

FORM OF BILL OF SALE

This Bill of Sale (this “Bill of Sale”) dated             , 2020 is made by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), and Celator Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”). All capitalized terms used in this Bill of Sale but not defined herein shall have the respective meanings ascribed to them in that certain Asset Purchase Agreement, dated as of [●], 2020, between the Seller and the Buyer (the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, the Seller agreed to sell, convey, transfer, assign and deliver to the Buyer the Transferred Assets, and the Buyer has agreed to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

The Seller hereby sells, conveys, transfers, assigns and delivers to the Buyer all of the right, title and interest in and to the Transferred Assets, in each case, free and clear of all Liens other than Permitted Liens, on the terms and subject to the conditions set forth in the Purchase Agreement.

The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument, and such representations, warranties, rights, remedies and obligations will remain in full force and effect in accordance with the terms of the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.

This Bill of Sale and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Bill of Sale to be duly executed and delivered as of the date first written above.

SELLER MERRIMACK PHARMACEUTICALS, INC.

By:
Name:
Title:

ACCEPTED:
BUYER CELATOR PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature page to Bill of Sale]

Exhibit B

FORM OF PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT, dated as of             , 2020 (this “Assignment”), is made by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation (“Assignor”), and Celator Pharmaceuticals, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated as of [●], 2020 (the “Purchase Agreement”), between Assignor and Assignee, pursuant to which, among other things, Assignor has agreed to sell, convey, transfer, assign and deliver to Assignee, and Assignee has agreed to purchase from Assignor, all of the right, title, and interest in and to the patents, patent applications and other patent rights set forth on Schedule A attached hereto (collectively, the “Assigned Patent Rights”); and

WHEREAS, this Assignment is entered into pursuant to, and as a condition of the closing of the transactions contemplated under, the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration and pursuant to the terms of the Purchase Agreement, Assignor hereby agrees as follows:

1.    Assignor hereby sells, conveys, transfers, assigns and delivers to Assignee, and Assignee hereby accepts, purchases and assumes, all of Assignor’s right, title, and interest in and to the Assigned Patent Rights, together with all patents issuing on the Assigned Patent Rights, including those patents claiming priority thereto, and any provisionals, continuations, divisionals, continuations-in-part, substitutions, reissues, renewals, reexaminations, supplemental protection certificates, extensions, and registrations of or related to any such patents and Assigned Patent Rights, and foreign counterparts of any of the foregoing, as each of the foregoing may exist anywhere in the world, and together with all rights to sue for past, present, and future infringement or misappropriation thereof, for any relief in law or in equity, and to recover any and all damages for such infringement or misappropriation in whatever form, including but not limited to lost profits or royalties (including the right to sue for pre-issuance royalties).

2.    Assignor does hereby request and authorize the Commissioner of Patents and Trademarks of the United States and all other corresponding patent offices or authorities of other jurisdictions to issue letters patent, certificates of invention, utility models, or other governmental grants or issuances that may be granted upon any of the Assigned Patent Rights and the inventions disclosed in the Assigned Patent Rights to Assignee or Assignee’s nominee, successor, or assign.

3.    Assignor agrees to execute all specific assignments, oaths, declarations, deeds, or other instruments, and to do all acts necessary or proper, in each case, that are reasonably requested by Assignee: (a) to transfer to Assignee the Assigned Patent Rights and the inventions disclosed therein; and (b) to vest and confirm therein the legal title to all such patent rights.

4.    Notwithstanding any other provisions of this Assignment to the contrary, nothing contained in this Assignment shall in any way supersede, modify, replace, amend, change, rescind,

waive, exceed, expand, enlarge, or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations, or in general any of the rights and remedies, or any of the obligations and indemnifications of Assignor or Assignee set forth in the Purchase Agreement. This Assignment is intended only to effect the transfer of certain property transferred pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

5.    This Assignment shall be binding on, and shall inure to the benefit of, Assignor, Assignee, and their respective successors and/or assigns, and all others acting by, through, with, or under their direction, and all those in privity therewith.

6.    This Assignment and any claims arising therefrom shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[signature page follows]

3

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed by its duly authorized representatives effective this      day of             , 2020.

ASSIGNOR: Merrimack Pharmaceuticals, Inc.

By:
Name:
Title:

ASSIGNEE: Celator Pharmaceuticals, Inc.

By:
Name: Title:

[SIGNATURE PAGE TO PATENT ASSIGNMENT]

Exhibit C

FORM OF ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption Agreement”) dated             , 2020, is made by and between Celator Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”), and Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Seller”). All capitalized terms used in this Assumption Agreement but not defined herein shall have the respective meanings ascribed to them in that certain Asset Purchase Agreement, dated [●], 2020, between the Seller and the Buyer (the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, the Seller has agreed to sell, convey, transfer, assign and deliver to the Buyer the Transferred Assets; and

WHEREAS, in partial consideration therefor, the Purchase Agreement requires the Buyer to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

The Buyer hereby assumes and agrees to perform, pay, satisfy or discharge when due the Assumed Liabilities, on the terms and subject to the conditions set forth in the Purchase Agreement.

The Seller hereby acknowledges and agrees that the Buyer is not assuming or in any way undertaking to perform, pay, satisfy or discharge when due, and the Seller shall remain liable for, the Retained Liabilities.

The Buyer and Seller, by their execution of this Assumption Agreement, each hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of any party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument, and such representations, warranties, rights, remedies and obligations will remain in full force and effect in accordance with the terms of the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.

This Assumption Agreement and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Assumption Agreement to be duly executed and delivered as of the date first written above.

CELATOR PHARMACEUTICALS, INC.

By:

Name:

Title:

MERRIMACK PHARMACEUTICALS, INC.

By:

Name:

Title:

[Signature page to Assumption Agreement]

Exhibit D

INTELLECTUAL PROPERTY LICENSE AGREEMENT

between

CELATOR PHARMACEUTICALS, INC.,

a Delaware Corporation

and

MERRIMACK PHARMACEUTICALS, INC.,

a Delaware Corporation

Dated as of             , 2020

i

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into as of [●], 2020 by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Celator Pharmaceuticals, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties”.

WHEREAS, as a condition and inducement to the willingness of Seller and Buyer to enter into that certain Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), by and between Seller and Buyer, Seller desires to obtain a license and sublicense to certain intellectual property acquired by Buyer under the Asset Purchase Agreement to Exploit (as defined below) Seller Products (as defined below), and Buyer is willing to grant such license and sublicense to such intellectual property to Seller, on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Asset Purchase Agreement. The following terms, whether used in the singular or the plural, shall have the meanings designated to them under this Article unless otherwise specifically indicated.

(a)    “Buyer Sublicensed IP” means the Buyer Licensed Patents and the Liposomal Technology Patents (each as defined in the Ipsen Agreement), in each case, Controlled by Buyer.

(b)    “Control” means, with respect to any Patent Right or Know-How, the ability of Buyer (whether through ownership or license) to grant to Seller the licenses or sublicenses with respect to such Patent Right or Know-How as provided herein without violating the terms of the Ipsen Agreement.

(c)    “Exploit” means to research, develop, use, manufacture, have manufactured, sell, offer to sell, commercialize, import and otherwise exploit.

(d)    “Ipsen Agreement” means that certain Intellectual Property License Agreement, dated as of April 3, 2017, by and among Seller, Ipsen, S.A. and Ipsen Biopharm Ltd., as in effect as of the date hereof.

(e)    “Seller Product” means any product that contains: (i) a nanoliposome containing the prodrug of docetaxel described in Exhibit A attached hereto, with or without the incorporation of tumor antigen binding molecules for tumor targeting; or (ii) an EphA2-targeted nanoliposome containing a prodrug of docetaxel.

ARTICLE II

GRANT OF RIGHTS AND LIMITATIONS, RESTRICTIONS AND OWNERSHIP

Section 2.1    Exclusive License to Seller of Transferred Know-How. Subject to the terms and conditions of this Agreement, Buyer hereby grants to Seller, during the Term, a perpetual, worldwide, exclusive, royalty-free, fully paid-up license in and to the Transferred Know-How Controlled by Buyer to Exploit Seller Product.

Section 2.2    Exclusive Sublicense to Seller of Buyer Sublicensed IP. Subject to the terms and conditions of this Agreement, Buyer hereby grants to Seller, during the Term, a perpetual, worldwide, exclusive, royalty-free, fully paid-up sublicense in and to the Buyer Sublicensed IP to Exploit Seller Product.

Section 2.3    Sublicensing. Seller may sublicense some or all of its rights granted under Section 2.1 or Section 2.2 to partners, collaborators, vendors and other third parties as reasonably necessary or useful in connection with the operation of its business. Each such sublicense shall require the applicable sublicensee to comply with the terms and conditions of this Agreement. Seller shall remain liable for any action or failure to act by any sublicensee if such action or failure to act would have constituted a breach of this Agreement if committed by Seller.

Section 2.4    No Implied Licenses; Retained Rights. Neither Party grants (or agrees to grant) to the other Party any right or license to use or practice any of its Intellectual Property or other proprietary information, materials or technology, except as expressly set forth in this Agreement. Each Party retains all rights under all Intellectual Property owned or otherwise controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement.

Section 2.5    Intellectual Property Ownership. Except as expressly set forth herein, as between the Parties, each Party is and shall remain the owner of all rights to Intellectual Property that it owns or otherwise controls as of the Closing Date or that it develops or acquires thereafter.

ARTICLE III

TERM AND TERMINATION

Section 3.1    Term. The term of this Agreement shall commence on the Closing Date and continue in full force and effect unless terminated in accordance with Section 3.2 (the “Term”).

Section 3.2    Termination.

(a)    Mutual Agreement. This Agreement may be terminated in its entirety at any time upon mutual written agreement between the Parties.

(b)    Material Breach. Neither Party may terminate this Agreement absent mutual consent to termination even if the other Party is in material default or breach of this Agreement. A Party’s sole remedies in relation to a default or breach shall be to sue for damages and/or equitable relief.

Section 3.3    Consequences of Termination.

(a)    Licenses and Sublicenses. Upon the termination of this Agreement, all rights, licenses and sublicenses granted hereunder shall immediately terminate.

(b)    Remedies. Neither the termination of this Agreement in accordance with this Article III nor the fulfillment of the obligations set forth in this Article III shall affect any rights or remedies (except, for the avoidance of doubt, as provided in Section 3.3(a)) that may be available to a Party in law or equity. All remedies shall be cumulative and not exclusive.

ARTICLE IV

CONFIDENTIALITY

Section 4.1    Confidentiality. Section 4.1 of the Asset Purchase Agreement shall apply to disclosures of information made pursuant to this Agreement mutatis mutandis.

ARTICLE V

MISCELLANEOUS

Section 5.1    Entire Agreement. This Agreement and the Asset Purchase Agreement (including the documents referred to therein) constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof and thereof. Nothing contained in this Agreement shall be deemed to supersede or change any of the agreements, obligations, representations or warranties of the Parties to the aforementioned agreements. If there is a conflict between any provision set forth in this Agreement and any provision set forth in the Asset Purchase Agreement, the provision set forth in the Asset Purchase Agreement shall control.

Section 5.2    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by e- mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”), and any counterpart delivered using Electronic Delivery shall be treated in all respects as an original, executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 5.3    Expenses. Except as otherwise expressly provided in this Agreement or the Asset Purchase Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued in connection with this Agreement.

Section 5.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

if to Buyer, to

Celator Pharmaceuticals, Inc.

3170 Porter Dr.

Palo Alto, CA 94304

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue

Suite 100

Menlo Park, CA 94025

Attention: Keith A. Flaum

if to Seller, to

Merrimack Pharmaceuticals, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

Attention: Secretary

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center, 250 Greenwich Street

New York, New York 10007

Attention:     Brian A. Johnson, Esq.

                                Christopher D. Barnstable-Brown, Esq.

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 5.5    Amendment and Waivers. Subject to applicable Law and except as otherwise provided in this Agreement, the Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 5.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by either of the Parties without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void, except that (i) a Party may assign any of its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its Affiliates and (ii) a Party may assign this Agreement in its entirety to its successor in interest in connection with a merger, reorganization, sale of all or substantially all of such Party’s assets related to this Agreement or equity, dissolution, wind-down, receivership, liquidation, bankruptcy or similar proceeding; provided that in each case no such assignment shall limit, relieve or offset the assigning party’s obligation hereunder.

Section 5.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the Parties named herein and its respective successors and permitted assigns.

Section 5.8    No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto.

Section 5.9    Governing Law; Submission to Jurisdiction. This Agreement and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of Delaware, County of New Castle, in any action or proceeding arising out of or relating to this Agreement (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 5.4 herein. Nothing in this Section 5.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

Section 5.10    Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise is breached or are threatened to be breached, and that money damages or other legal remedies would not be an adequate remedy for any such breach or threatened breach. It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Section 3.2(a) the Parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 5.9) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled under this Agreement, and (b) the right to seek specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. Each of Seller and Buyer acknowledges and agrees that following a valid termination of this Agreement in accordance with Section 3.2, each Party shall be entitled to seek monetary damages for a willful or intentional breach of this Agreement. In no event shall any Party be responsible or liable for any monetary damages or other amounts under this Section 5.10 that are special, exemplary or punitive damages.

Section 5.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 5.12    Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state or local Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

SELLER

MERRIMACK PHARMACEUTICALS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

BUYER

CELATOR PHARMACEUTICALS, INC.

By:
Name:
Title: